ExhibiT 10.1

Share exchange AGREEMENT

This Share Exchange Agreement is made and entered into as of February 22, 2019 (the “Effective Date”), by and between Easby Land & Cattle Company, LLC, a Colorado limited liability company (“EASBY”), and Two Rivers Water & Farming Company, a Colorado corporation (“Two Rivers”). For purposes of this Agreement, each of EASBY and Two Rivers is sometimes individually referred to as a “Party” and both are collectively referred to as the “Parties.” All capitalized terms, if not otherwise defined in the body of this Agreement, will have the meanings assigned to such terms in Schedule 1 attached to this Agreement.

A. EASBY holds of record a 100% membership interest (the “Vaxa Interest”) in Vaxa Global LLC, a Nevada limited liability company (“Vaxa”), which in turn holds of record a 100% membership interest in each of Ekstrak Labs LLC, a Nevada limited liability company (“Ekstrak”), and Gramz Holdings, llc, a Colorado limited liability company (“Gramz” and, collectively with Vaxa and Ekstrak, the “Vaxa Entities”); and

B. Two Rivers desires to purchase from EASBY, and EASBY desires to sell to Two Rivers, the Vaxa Interest on the terms and conditions set forth in this Agreement;

Now, Therefore, in consideration of the mutual covenants, terms, and conditions set out in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

The exchange

Section 1.01 Transfer of Vaxa Interest. On the terms and conditions set forth in this Agreement, at the Closing, EASBY will sell, transfer, convey, assign, set over and deliver to Two Rivers, free and clear of all Encumbrances, good, valid and marketable title to the Vaxa Interest.

Section 1.02 Issuance of Exchange Stock. On the terms and conditions set forth in this Agreement:

(a) Closing Stock. At the Closing, Two Rivers shall issue and deliver to EASBY 30,000,000 shares (the “Closing Stock”) of common stock, $0.001 par value, of Two Rivers (“Two Rivers Common Stock”) determined as set forth in this Agreement.

(b) Earn-Out Stock.

(i) Issuance. Subject to the terms and conditions of this Agreement, on a date no later than five Business Days after the completion of the determination contemplated by Section 1.02(b), Two Rivers shall issue and deliver to EASBY a number of duly authorized, fully paid and non-assessable additional shares of Two Rivers Common Stock, rounded to the nearest share (the “Earn-Out Stock” and collectively with the Closing Stock, the “Exchange Stock”), equal to the lesser of (i) 10 times EBITDA, divided by $1.00, and (ii) 20,000,000.

(ii) Determination.

(A) By no later than April 15, 2020, Two Rivers will prepare and deliver to EASBY a written statement setting forth in reasonable detail its determination of EBITDA (the “EBITDA Calculation”).

1

(B) EASBY shall have a ten Business Day-period after receipt of the written statement pursuant to Section 1.02(b)(ii)(A) to review such written statement and the EBITDA Calculation set forth therein. During such period, EASBY and its Representatives shall have the right to inspect the books and records of the Vaxa Entities during normal business hours, upon reasonable prior notice and solely for purposes reasonably related to the determination of EBITDA. Prior to the expiration of such period, EASBY may object to Two Rivers’ EBITDA Calculation by delivering a Notice of objection to Two Rivers, which Notice shall set forth EASBY’s EBITDA Calculation, specify the items in Two Rivers’ EBITDA Calculation disputed by EASBY, and describe in reasonable detail the basis for each objection. If EASBY fails to timely deliver a Notice of objection to Two Rivers pursuant to this Section 1.02(b)(ii)(B), then the EBITDA Calculation provided by Two Rivers will be final and binding on the Parties.

(C) If EASBY timely delivers a Notice of objection in accordance with Section 1.02(b)(ii)(B), the Parties shall attempt in good faith to resolve the disputed items and to agree upon the EBITDA Calculation. If the Parties resolve such dispute within five Business Days after EASBY’s delivery of such Notice of objection, then their resolution of such dispute will be final and binding on the Parties.

(D) If the EBITDA Calculation is not resolved in accordance with Section 1.02(b)(ii)(C), all unresolved disputed items with respect to the EBITDA Calculation will be referred to an Independent Accountant promptly following the end of the five Business Day-period referenced in Section 1.02(b)(ii)(C). The Parties shall direct the Independent Accountant to render a written report on the unresolved disputed items with respect to the EBITDA Calculation as promptly as practicable, but in any event within ten Business Days after such submission. The Parties will furnish to the Independent Accountant such work papers, schedules, and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant will resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and not by independent review. The resolution of the dispute by the Independent Accountant will be final and binding on the Parties. The fees and expenses of the Independent Accountant will be borne by Two Rivers and EASBY in proportion to the amounts by which their respective EBITDA Calculations differ from the EBITDA Calculation as finally determined by the Independent Accountant.

(c) Post-Closing Operation of Vaxa Entities. Subject to the terms of this Agreement, following the Closing, Two Rivers shall have sole discretion with regard to all matters relating to the operation of the Vaxa Entities, provided that Two Rivers shall not, directly or indirectly, take any actions in bad faith for the sole or principal purpose of reducing EBITDA. Notwithstanding the foregoing, Two Rivers has no obligation to operate the Vaxa Entities in order to maximize the amount of EBITDA.

2

Section 1.03 Restrictions on Transfer. The Exchange Stock will not be registered under the Securities Act or the securities laws of any state and may not be transferred, hypothecated, sold or otherwise disposed of until: (a) a registration statement with respect to such Exchange Stock is declared effective under the Securities Act; or (b) Two Rivers receives an opinion of counsel, reasonably acceptable to Two Rivers in form and substance, that an exemption from the registration requirements of the Securities Act is available. Each stock certificate representing any of the Exchange Stock will contain a legend substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED, OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO TWO RIVERS IN FORM AND SUBSTANCE, THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.

Section 1.04 Tax Treatment. For U.S. federal income Tax purposes, the Parties intend that the Exchange qualify as a tax free “reorganization” within the meaning of Section 351 of the Code. No Party will take any action or make any filings with any Governmental Entity inconsistent with such intent.

ARTICLE II

closing; closing DELIVERIES

Section 2.01 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the Closing will take place remotely via the exchange of documents and signatures on the Closing Date.

Section 2.02 EASBY Closing Deliveries. At the Closing, EASBY will deliver to Two Rivers:

(a)	a membership interest certificate evidencing the Vaxa Interest, duly registered in the name of Two Rivers and dated as of the Closing Date, as contemplated in Section 1.01;

(b)	a certificate, signed by a manager of EASBY and dated as of the Closing Date, certifying as to the matters set forth in Section 6.01 and Section 6.03;

(c)	an incumbency certificate, signed by a manager of EASBY and dated as of the Closing Date, certifying as to the names and signatures of the managers, officers and agents of EASBY authorized to sign this Agreement or any other documents to be delivered in connection with the Contemplated Transactions;

(d)	good standing certificates for EASBY and each of the Vaxa Entities, each issued by the Secretary of State of the State of Colorado as of date within five Business Days of the Effective Date; and

(e)	such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to Two Rivers, as may be required to give effect to this Agreement and the Contemplated Transactions.

Section 2.03 Two Rivers Closing Deliveries. At the Closing, Two Rivers will deliver to EASBY:

(a)	a stock certificate evidencing all of the shares of the Closing Stock, duly registered in the name of EASBY and dated as of the Closing Date, as contemplated in Section 1.02(a);

(b)	a certificate, signed by the Chief Executive Officer of Two Rivers and dated as of the Closing Date, certifying (i) as to the matters set forth in Section 6.01 and Section 6.02; (ii) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Two Rivers authorizing the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions and that such resolutions are in full force and effect and are all the resolutions adopted in connection with the Contemplated Transactions;

3

(c)	an incumbency certificate, signed by the Secretary of EASBY and dated as of the Closing Date, certifying as to the names and signatures of the officers and agents of Two Rivers authorized to sign this Agreement or any other documents to be delivered in connection with the Contemplated Transactions;

(d)	a good standing certificate for Two Rivers, issued by the Secretary of State of the State of Colorado as of date within five Business Days of the Effective Date;

(e)	the names and signatures of the officers of Two Rivers authorized to sign this Agreement and the other documents to be delivered in connection with the Contemplated Transactions;

(f)	a final draft of the press release to be issued by Two Rivers, within one Business Day after the Closing Date, with respect to this Agreement and the Contemplated Transactions;

(g)	a final draft of the Current Report on Form 8-K to be filed by Two Rivers, within four Business Days after the Closing Date, with respect to this Agreement and the Contemplated Transactions; and

(h)	such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to EASBY, as may be required to give effect to this Agreement and the Contemplated Transactions.

ARTICLE III

Representations and Warranties of Two rivers

Except as disclosed in the Two Rivers Disclosure Schedule with specific reference to the Section of this Agreement to which the information stated in such disclosure relates (provided that the disclosure in any Section of the Two Rivers Disclosure Schedule shall qualify and be deemed disclosed with respect to other Sections of this ARTICLE III only to the extent it is readily apparent from the face of such disclosure that such disclosure is applicable to such other Sections), Two Rivers represents and warrants to EASBY as set forth in this ARTICLE III as of the Effective Date and as of the Closing Date (except to the extent such representations and warranties speak expressly as of a different date). For purposes of the preceding sentence, “Section” shall mean a second-level subpart (if any) of a Section (e.g., “3.01(a)”) but shall not require more detailed identification.

Section 3.01 Organization; Standing and Power; Charter Documents; No Subsidiaries.

(a) Organization; Standing and Power. Two Rivers is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Colorado and has the requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as currently conducted. Two Rivers is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Two Rivers.

4

(b) Charter Documents. Two Rivers has delivered to EASBY true and complete copies of all of its Charter Documents, which are in full force and effect as of the Effective Date. Two Rivers is not in violation of any of the provisions of its Charter Documents.

(c) Subsidiaries. Section 3.01(c) of the Two Rivers Disclosure Schedule contains a true and complete listing of each entity in which Two Rivers owns any equity or other ownership interest, including each Subsidiary of Two Rivers.

Section 3.02 Capital Structure.

(a) Capital Stock. The authorized capital stock of Two Rivers consists of: (i) 200,000,000 shares of Two Rivers Common Stock; and (ii) 5,000,000 shares of Two Rivers Preferred Stock. As of the execution and delivery of this Agreement on the Effective Date: (A) 49,220,418 shares of Two Rivers Common Stock had been issued and are outstanding; (B) no shares of Two Rivers Preferred Stock had been issued or were outstanding; and (C) no shares of Two Rivers Common Stock or Two Rivers Preferred Stock were held in treasury. All of the outstanding shares of Two Rivers Common Stock have been duly authorized, are validly issued, fully paid and non-assessable, were issued in compliance with applicable Laws, and were not issued in violation of any Contract or any preemptive or similar rights of any Person. When issued in accordance with the terms of this Agreement, shares of Exchange Stock will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any pre-emptive rights. Two Rivers is not a party to any voting agreement with respect to any Two Rivers Equity Securities.

(b) Stock Awards and Contracts. As of the execution and delivery of this Agreement on the Effective Date: (i) 5,461,447 shares of Two Rivers Common Stock and no shares of Two Rivers Preferred Stock were reserved for issuance pursuant to outstanding options and other equity awards and pursuant to stock or equity plans; and (ii) 1,826,634 shares of Two Rivers Common Stock and no shares of Two Rivers Preferred Stock were reserved for issuance pursuant to outstanding warrants. Section 3.02(b) of the Two Rivers Disclosure Schedule sets forth a true and complete list of all Contracts to which Two Rivers was a party as of the Effective Date that obligate Two Rivers to issue any Two Rivers Equity Securities to any Person (other than as described in the preceding clauses (i) and (ii)) or to repurchase, redeem or otherwise acquire any Two Rivers Equity Securities from any Person.

Section 3.03 Authority. Two Rivers has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by Two Rivers and the consummation by Two Rivers of the Contemplated Transactions have been duly authorized by all necessary corporate actions on the part of Two Rivers and no other corporate actions on the part of Two Rivers are necessary to authorize the execution and delivery of this Agreement or to consummate the Exchange and the other Contemplated Transactions. This Agreement has been duly executed and delivered by Two Rivers and constitutes the legal, valid, and binding obligation of Two Rivers, enforceable against Two Rivers in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

5

Section 3.04 Non-Contravention. The execution, delivery, and performance of this Agreement by Two Rivers, and the consummation by Two Rivers of the Contemplated Transactions, including the Exchange, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of Two Rivers; (ii) conflict with or violate any Law applicable to Two Rivers or its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Two Rivers’ loss of any benefit or the imposition of any additional payment or other Liability under, alter the rights or obligations of any Person under, give to any Person any rights of termination, amendment, acceleration or cancellation under, or require any Consent under, any Contract to which Two Rivers is a party or otherwise bound; or (iv) result in the creation of an Encumbrance on any of the properties or assets of Two Rivers.

Section 3.05 Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made in connection with the execution, delivery and performance by Two Rivers of this Agreement or the consummation by Two Rivers of the Contemplated Transactions, except for the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the Contemplated Transactions.

Section 3.06 Board Approval. The Board of Directors of Two Rivers, by resolutions duly adopted by a unanimous vote at a meeting of all directors of Two Rivers duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the Contemplated Transactions, upon the terms and subject to the conditions set forth herein, are in the best interests of Two Rivers and its shareholders; and (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

Section 3.07 Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any Laws applicable to Two Rivers with respect to the Exchange, except to the extent that any such statute or regulation has been or will be complied with at Closing.

Section 3.08 SEC Documents.

(a) SEC Documents. The SEC Documents (including the exhibits thereto) filed on or prior to the Effective Date constitute all of the reports and other documents required to be filed by Two Rivers, during the period from January 1, 2018 to the Effective Date, under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act. True and complete copies of all SEC Documents (including the exhibits thereto) are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. None of the exhibits to the SEC Documents filed with the SEC contains redactions pursuant to a request for confidential treatment. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the Effective Date, as of the date of the last such amendment or superseding filing, each of the SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (including the regulations promulgated thereunder). The SEC Documents, taken as a whole (but excluding any SEC Documents, or information therein, superseded by a subsequent filing prior to the Closing Date), do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the SEC Documents is, to the Knowledge of Two Rivers, the subject of ongoing SEC review or any outstanding SEC investigation, and there are no outstanding or unresolved comments received from the SEC with respect to any of the SEC Documents.

6

(b) Financial Statements. The consolidated financial statements of Two Rivers (including any notes and schedules thereto) contained in any of the SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in shareholders’ equity and cash flows of Two Rivers as of the respective dates of, and for the periods referred to in, such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c) Undisclosed Liabilities. Two Rivers has no Liabilities other than (i) Liabilities reflected or reserved against in Two Rivers’ unaudited consolidated balance sheet (including in the notes thereto) as of September 30, 2018 included in the SEC Documents, (ii) Liabilities incurred since September 30, 2018 in the ordinary course of business consistent with past practice, (iii) Liabilities incurred in connection with this Agreement and the Contemplated Transactions, and (iv) such other Liabilities as do not have, individually or in the aggregate, a Material Adverse Effect with respect to Two Rivers.

Section 3.09 Absence of Certain Changes or Events. Since September 30, 2018, except in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, the business of Two Rivers has been conducted in the ordinary course of business consistent with past practice and there have not been any events, conditions, changes or effects that have had, individually or in the aggregate, a Material Adverse Effect with respect to Two Rivers.

Section 3.10 Taxes.

(a) Tax Returns and Payment of Taxes. Two Rivers has duly and timely filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by it. Such Tax Returns are true and complete in all material respects. Two Rivers is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All Taxes due and owing by Two Rivers (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, Two Rivers has made an adequate provision for such Taxes in Two Rivers’ financial statements included in the SEC Documents (in accordance with GAAP). Two Rivers’ most recent financial statements included in the SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by Two Rivers through the date of such financial statements. Two Rivers has not incurred any Liability for Taxes since the date of its most recent financial statements included in the SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b) Withholding. Two Rivers has withheld and timely paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, customer, shareholder, or other Person (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c) Liens. There are no Liens for Taxes upon the assets of Two Rivers other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate Actions and for which adequate reserves in accordance with GAAP have been made in the Two Rivers Balance Sheet.

7

(d) Tax Deficiencies and Audits. No deficiency for any amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against Two Rivers remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Two Rivers. There are no Actions pending or, to the Knowledge of Two Rivers, threatened with respect to any Taxes of Two Rivers.

(e) Intended Tax Treatment. Two Rivers has not taken or agreed to take any action, and to the Knowledge of Two Rivers, there exists no fact or circumstance, that is reasonably likely to prevent or impede the Exchange from qualifying as a “reorganization” within the meaning of Section 351 of the Code.

Section 3.11 Intellectual Property. Two Rivers owns no Intellectual Property the loss of which would have a Material Adverse Effect with respect to Two Rivers. Two Rivers has taken commercially reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights, in all proprietary information held, or purported to be held, by Two Rivers as a trade secret. Two Rivers owns or licenses all Intellectual Property needed to conduct its business as currently conducted. Two Rivers has never materially infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any other Person’s rights to Intellectual Property.

Section 3.12 Compliance; Permits. Two Rivers is in material compliance with all Laws, Orders and Permits applicable to it and its business or by which it or its business or any of its properties is bound. Since January 1, 2018, no Person (including any Governmental Entity) has issued any notice or notification stating that Two Rivers is not in compliance with any Law. Two Rivers holds all Permits applicable to its business. No suspension, cancellation, non-renewal or adverse modification of any Permit of Two Rivers is pending or, to the Knowledge of Two Rivers, threatened.

Section 3.13 Litigation. Except as disclosed in the SEC Documents, there is no Action pending, or to the Knowledge of Two Rivers, threatened against Two Rivers or any of its properties or assets or any Representative of Two Rivers (in the capacity of serving as such Representative), except as would not, individually or in the aggregate, a Material Adverse Effect with respect to Two Rivers. Neither Two Rivers nor any of its properties or assets is subject to any Order. There are no Governmental Entity inquiries or investigations, or internal investigations, pending or, to the Knowledge of Two Rivers, threatened, in each case regarding any accounting practices of Two Rivers or any malfeasance by any Representative of Two Rivers.

Section 3.14 Brokers’ and Finders’ Fees. Two Rivers has not incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or the Contemplated Transactions, other than fees of Emerging Growth Equities, Ltd.

Section 3.15 Related Person Transactions. Except as contemplated by Section 6.02(f), there are no Contracts, transactions, arrangements or understandings between Two Rivers, on the one hand, and any Affiliate or Representative of Two Rivers (including any director, officer, or employee) or any holder of 5.0% or more of any equity securities of Two Rivers, on the other hand, that are required to be disclosed pursuant to regulations promulgated by the SEC but that have not been disclosed in the SEC Documents.

8

Section 3.16 Employee Matters.

(a) Compliance with Laws Generally. Two Rivers is not a party to and maintains no Contract, plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability, or medical benefits or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor Contract, plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA (collectively, the “Employee Plans”). Two Rivers has not incurred, either directly or indirectly, any Liability relating to any prior Employee Plan.

(b) Effect of Transaction. Neither the execution or delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in combination with any other event): (i) entitle any Person to severance pay or any other payment; or (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such Person

(c) Employment Law Matters. Two Rivers is in compliance in all material respects with: (i) all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to its employees and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing its employees.

(d) Labor. Two Rivers is not a party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its operations. No material work stoppage, slowdown, or labor strike against Two Rivers with respect to employees who are employed within the United States is pending, threatened, or has occurred, and, to the Knowledge of Two Rivers, no material work stoppage, slowdown, or labor strike against Two Rivers with respect to employees who are employed outside the United States is pending, threatened, or has occurred. None of the employees of Two Rivers is represented by a labor organization, work council, or trade union. There are no Actions, government investigations, or labor grievances pending, or, to the Knowledge of Two Rivers, threatened relating to any employment related matter involving any employee or applicant.

Section 3.17 Real Property and Water Rights.

(a) Owned Real Estate. Section 3.17(a) of the Two Rivers Disclosure Schedule contains a true and complete list by address and legal description of all Owned Real Estate as of the Effective Date. Two Rivers has good and marketable fee simple title to all Owned Real Estate, free and clear of all Encumbrances. Two Rivers has not: (i) leased or granted any Person the right to use or occupy all or any part of the Owned Real Estate; (ii) granted any Person an option, right of first offer, or right of first refusal to purchase such Owned Real Estate or any portion thereof or interest therein; or (iii) received written notice of any pending, and to the Knowledge of the Two Rivers, there is no threatened condemnation Action affecting any Owned Real Estate or any portion thereof or interest therein. Two Rivers is not a party to any agreement or option to purchase any real property or interest therein.

(b) Leased Real Estate. Section 3.17(b) of the Two Rivers Disclosure Schedule contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the Effective Date for each Leased Real Estate (including the date and name of the parties to such Lease). Two Rivers has made available to EASBY a true and complete copy of each such Lease. With respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) no party to each Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; and (iii) Two Rivers’ possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed and there are no disputes with respect to such Lease. Two Rivers has not assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein to any Person.

9

(c) Real Estate Used in the Business. The Real Estate comprises all of the real property used or intended to be used in, or otherwise related to, the business of Two Rivers.

(d) Water Rights. Section 3.17(d) of the Two Rivers Disclosure Schedule lists and provides a summary of all contractual or statutory groundwater, surface water, or other rights to water allocation, acquisition, use, and transfer owned or held by Two Rivers (collectively, “Water Rights”). With respect to all Water Rights, Two Rivers has not: (i) sold, transferred, leased, or granted to any Person any present or future interest in or to any Water Rights; (ii) granted any Person an option, right of first offer, or right of first refusal to purchase, acquire, or lease any present or future interest in or to any Water Rights or any portion thereof; or (iii) received written notice of any pending, and to the Knowledge of the Two Rivers, there is no threatened, Action affecting any Water Rights or any portion thereof or interest therein. Two Rivers is not a party to any Contract to sell, transfer, or otherwise lease any Water Rights to any Person.

Section 3.18 Personal Property. Two Rivers in possession of and has good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased, or used by Two Rivers, free and clear of all Encumbrances.

Section 3.19 Environmental Matters. Two Rivers is, and at all times has been, in compliance with all Environmental Laws in all material respects, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of Two Rivers as currently conducted. Two Rivers has not disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any Real Estate currently or, to the Knowledge of Two Rivers, formerly owned, leased, or operated by Two Rivers or at any other location that is: (a) currently subject to any investigation, remediation, or monitoring; or (b) reasonably likely to result in liability to Two Rivers, in either case of (a) or (b) under any applicable Environmental Laws. Two Rivers has not: (y) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with all Environmental Laws, at any Real Estate; or (z) exposed any Person to any Hazardous Substances under circumstances reasonably expected to give rise to any Liability or obligation under any Environmental Law. Two Rivers has not received written notice of and there is no Action pending, or to the Knowledge of Two Rivers, threatened against Two Rivers, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Two Rivers is not subject to any Order, settlement agreement, or other Contract by or with any Governmental Entity or Person imposing any material Liability or obligation with respect to any of the foregoing. Two Rivers has not assumed or retained any material Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

10

Section 3.20 Material Contracts.

(a) Two Rivers Material Contracts. For purposes of this Agreement, “Two Rivers Material Contracts” mean any of the following to which Two Rivers is a party or any of its assets are bound (excluding any Leases):

(i)	any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by Two Rivers with the SEC;

(ii)	any employment, consulting, or similar Contract (in each case with respect to which Two Rivers has continuing obligations as of the Effective Date) with any current or former (A) officer of Two Rivers, (B) member of the Two Rivers’ Board of Directors, or (C) employee or independent contractor providing for an annual base salary or payment in excess of $10,000;

(iii)	any Contract providing for indemnification or any guaranty by Two Rivers or its principals;

(iv)	any Contract that purports to limit the right of Two Rivers (A) to engage in any line of business, (B) to compete with any Person or solicit any client or customer, or (C) to operate in any geographical location;

(v)	any Contract relating to the disposition or acquisition, directly or indirectly, by Two Rivers of assets or capital stock or other equity interests of itself or any other Person;

(vi)	any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, equity, or properties of Two Rivers;

(vii)	any Contract that contains any provision that requires the purchase of all or a material portion of Two Rivers’ requirements for a given product or service from a given third party;

(viii)	any Contract that obligates Two Rivers to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any Person;

(ix)	any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any joint venture or Person;

(x)	any mortgages, indentures, guarantees, loans, credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, other than accounts receivables and payables incurred in the ordinary course of business;

(xi)	any agreement, license, franchise, permit, indenture or authorization that has not been terminated or performed in its entirety and not renewed that may be, by its terms, terminated, impaired or adversely affected by reason of the execution of this Agreement or the Contemplated Transactions;

(xii)	any employee collective bargaining agreement or other Contract with any labor union;

(xiii)	any IP Agreement;

11

(xiv)	any other Contract under which Two Rivers is obligated to make payment or incur costs in excess of $10,000 in any year and which is not otherwise described in clauses (i) through (xiii) above; or

(xv)	any Contract which is not otherwise described in clauses (i) through (xiv) above that is material to Two Rivers.

(b) Schedule of Material Contracts; Documents. Section 3.20(b) of the Two Rivers Disclosure Schedule sets forth a true and complete list of all Two Rivers Material Contracts. Two Rivers has made available to EASBY true and complete copies of all Two Rivers Material Contracts, including any amendments thereto.

(c) No Breach. All Two Rivers Material Contracts are legal, valid, and binding on Two Rivers, enforceable against Two Rivers in accordance with their respective terms, and are in full force and effect. Two Rivers has not violated any provision of, or failed to perform any obligation required under the provisions of, any Two Rivers Material Contract. Two Rivers is not in breach, and has not received written notice of breach, of any Two Rivers Material Contract.

Section 3.21 Insurance. Two Rivers maintains policies or binders of insurance with respect to its assets, business, operations, employees, officers and directors that are generally of the types, and in amounts, customarily carried by Persons conducting a business similar to Two Rivers.

Section 3.22 Books and Records. The minute books and stock record books of Two Rivers, true and complete copies of which have been made available to EASBY, are true and correct and have been maintained in accordance with sound business practices. The minute books of Two Rivers contain true and complete records of all meetings, and actions taken by written consent of, the shareholders, the Board of Directors, and any committees of the Board of Directors of Two Rivers, and no meeting, or action taken by written consent, of any such shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

Section 3.23 Anti-Corruption Matters. No Representative of Two Rivers has: (a) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Two Rivers has not disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. No Governmental Entity is investigating, examining, or reviewing Two Rivers’ compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

ARTICLE IV

Representations and Warranties of EASBY

Except as disclosed in the EASBY Disclosure Schedule with specific reference to the Section of this Agreement to which the information stated in such disclosure relates (provided that the disclosure in any Section of the EASBY Disclosure Schedule shall qualify and be deemed disclosed with respect to other Sections of this ARTICLE IV only to the extent it is readily apparent from the face of such disclosure that such disclosure is applicable to such other Sections), EASBY represents and warrants to Two Rivers as set forth in this ARTICLE IV as of the Effective Date and as of the Closing Date (except to the extent such representations and warranties speak expressly as of a different date). For purposes of the preceding sentence, “Section” shall mean a second-level subpart (if any) of a Section (e.g., “4.01(a)”) but shall not require more detailed identification.

12

Section 4.01 Organization; Standing and Power; Charter Documents.

(a) Organization; Standing and Power. EASBY and each of the Vaxa Entities: (i) is duly organized, validly existing and in good standing under the Laws of the State of Colorado or Nevada (as applicable) and has the requisite limited liability company power and authority to own, lease, and operate its assets and to carry on its business as now conducted; and (b) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to such company.

(b) Charter Documents. EASBY has made available to Two Rivers true and complete copies of the Charter Documents of EASBY and each of the Vaxa Entities, all of which are in full force and effect as of the Effective Date. Neither EASBY nor any of the Vaxa Entities is in violation of any of the provisions of its Charter Documents.

(c) Subsidiaries. None of the Vaxa Entities has any Subsidiary or otherwise owns or has any interest in any shares or other ownership interests of any other Person, except that Vaxa holds a 100% membership interest in each of Gramz and Ekstrak,

Section 4.02 Capital Structure.

(a) Vaxa Interests. The sole record and beneficial owner of the Vaxa Interest is EASBY, which owns the Vaxa Interest free and clear of all Encumbrances. The Vaxa Interest has been duly authorized and is validly issued, fully paid and non-assessable, and is not subject to any pre-emptive rights.

(b) Ekstrak Interest. The sole record and beneficial owner of the 100% membership interest in Ekstrak is Vaxa, which owns such interest free and clear of all Encumbrances. Vaxa’s membership interest in Ekstrak has been duly authorized and is validly issued, fully paid, and non-assessable, and is not subject to any preemptive rights.

(c) Gramz Interest. The sole record and beneficial owner of the 100% membership interest in Gramz is Vaxa, which owns such interest free and clear of all Encumbrances. Vaxa’s membership interest in Gramz has been duly authorized and is validly issued, fully paid, and non-assessable, and is not subject to any preemptive rights.

Section 4.03 Authority. EASBY has all requisite limited liability company power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by EASBY and the consummation by EASBY of the Contemplated Transactions have been duly authorized by all necessary limited liability company actions on the part of EASBY and no other limited liability company actions on the part of EASBY are necessary to authorize the execution and delivery of this Agreement or to consummate the Exchange and the other Contemplated Transactions. This Agreement has been duly executed and delivered by EASBY and constitutes the legal, valid, and binding obligation of EASBY, enforceable against EASBY in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

13

Section 4.04 Non-Contravention. The execution, delivery and performance of this Agreement by EASBY, and the consummation by EASBY of the Contemplated Transactions, including the Exchange, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of EASBY or any of the Vaxa Entities; (ii) conflict with or violate any Law applicable to EASBY or any of the Vaxa Entities or their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in EASBY’s or any of the Vaxa Entities’ loss of any benefit or the imposition of any additional payment or other Liability under, or alter the rights or obligations of any Person under, or give to any Person any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which EASBY or any Vaxa Entity is a party or otherwise bound; or (iv) result in the creation of an Encumbrance on any of the properties or assets of any of the Vaxa Entities.

Section 4.05 Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made in connection with the execution, delivery, and performance by EASBY of this Agreement or the consummation by EASBY of the Contemplated Transactions.

Section 4.06 Member Approval. EASBY’s members, by resolutions duly adopted by a unanimous vote or consent of all members of EASBY and not subsequently rescinded or modified in any way, have: (i) determined that this Agreement and the Contemplated Transactions, upon the terms and subject to the conditions set forth herein, are in the best interests of, EASBY and its members; and (ii) approved and declared advisable the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

Section 4.07 Anti-Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any Laws applicable to EASBY or any of the Vaxa Entities is applicable with respect to the Exchange, except to the extent that any such statute or regulation has been or will be complied with at Closing.

Section 4.08 Financial Statements.

(a) Financial Statements. EASBY has provided to Two Rivers a true and complete copy of the Vaxa Balance Sheet. The Vaxa Entities were recently formed and, except for the Vaxa Balance Sheet, have no historical financial statements.

(b) Undisclosed Liabilities. None of the Vaxa Entities has any Liabilities other than (i) Liabilities reflected or reserved against in the Vaxa Balance Sheet, (ii) Liabilities incurred since December 31, 2018 in the ordinary course of business consistent with past practice, (iii) Liabilities incurred in connection with this Agreement and the Contemplated Transactions, and (iv) such other Liabilities as do not have, individually or in the aggregate, a Material Adverse Effect with respect to Vaxa.

Section 4.09 Assets. The Vaxa Entities own all of the assets reflected on the Vaxa Balance Sheet and have good and valid title, free and clear of any Encumbrances, to all of such assets. All fixed assets reflected on the Vaxa Balance Sheet are in good operating condition and repair, ordinary wear and tear excepted, with no material latent defects.

14

Section 4.10 Taxes.

(a) Tax Returns and Payment of Taxes. Each of the Vaxa Entities has duly and timely filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by it. Such Tax Returns are true and complete in all material respects. None of the Vaxa Entities is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All Taxes due and owing by any of the Vaxa Entities (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, each of the Vaxa Entities has made an adequate provision for such Taxes in their financial statements (in accordance with GAAP). The financial statements of the Vaxa Entities provided to Two Rivers reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Vaxa Entities through the date of such financial statements. None of the Vaxa Entities has incurred any Liability for Taxes since December 31, 2018 outside of the ordinary course of business or otherwise inconsistent with past practice.

(b) Withholding. Each of the Vaxa Entities has withheld and timely paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, customer, shareholder, or other Person (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c) Encumbrances. There are no Encumbrances for Taxes upon the assets of any of the Vaxa Entities other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate Actions and for which adequate reserves in accordance with GAAP have been made in the financial statements of the Vaxa Entities provided to Two Rivers.

(d) Tax Deficiencies and Audits. No deficiency for any amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against any of the Vaxa Entities remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of any of the Vaxa Entities. There are no Actions ongoing, threatened, or pending with respect to any Taxes of any of the Vaxa Entities.

(e) Intended Tax Treatment. None of the Vaxa Entities has taken or has agreed to take any action, and to the Knowledge of EASBY there exists no fact or circumstance, that is reasonably likely to prevent or impede the Exchange from qualifying as a “reorganization” within the meaning of Section 351 of the Code.

Section 4.11 Absence of Certain Changes or Events. Since the date of the Vaxa Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, the business of each Vaxa Entity has been conducted in the ordinary course of business consistent with past practice and there have not been or occurred any events, conditions, changes, or effects that have had, individually or in the aggregate, a Material Adverse Effect with respect to EASBY or Vaxa.

Section 4.12 Intellectual Property. None of the Vaxa Entities owns Intellectual Property the loss of which would have a Material Adverse Effect with respect to Vaxa. Each of the Vaxa Entities has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information it holds, or that it purports to hold, as a trade secret. Each of the Vaxa Entities owns or otherwise has, and after the Closing will have, all Intellectual Property needed to conduct its business as currently conducted. None of the Vaxa Entities has materially infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any other Person’s rights to Intellectual Property

15

Section 4.13 Compliance; Permits. Each of the Vaxa Entities is and always has been in compliance with all Laws, Orders, and Permits applicable to it and its business or by which it or its business or properties are bound. No Person (including any Governmental Entity) has issued any notice or notification stating that any Vaxa Entity is not in compliance with any Law. Each Vaxa Entity holds all Permits applicable to its business. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of any Vaxa Entity is pending or, to the Knowledge of EASBY, threatened.

Section 4.14 Litigation. There is no Action pending, or to the Knowledge of EASBY, threatened against any of the Vaxa Entities or any of their respective properties or assets or any Representative of any of the Vaxa Entities (in the capacity of serving as such Representative). None of the Vaxa Entities nor any of their respective properties or assets are subject to any Order. There are no SEC inquiries or investigations, other Governmental Entity inquiries or investigations, or internal investigations pending or, to the Knowledge of EASBY, threatened, in each case regarding any accounting practices of the Vaxa Entities or any malfeasance by any Representative of any of the Vaxa Entities.

Section 4.15 Brokers’ and Finders’ Fees. Neither EASBY or any of the Vaxa Entities has incurred, or will incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or the Contemplated Transactions, other than fees of Fenner & Beane payable solely by EASBY.

Section 4.16 Employee Matters.

(a) Compliance with Laws Generally. None of the Vaxa Entities is a party to or maintains an Employee Plan. None of the Vaxa Entities has incurred, either directly or indirectly, any Liability relating to any prior Employee Plan.

(b) Effect of Transaction. Neither the execution or delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in combination with any other event): (i) entitle any Person to severance pay or any other payment; or (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such Person.

(c) Employees. None of the Vaxa Entities has any written or oral contract of employment or other employment agreement with any of its employees or any agreements relating to the temporary use or loaning of employees. None of the Vaxa Entities has any agreements or understandings with any employees or any policies or practices pertaining to severance or termination costs. All employees of the Vaxa Entities are employed at-will, and none of the Vaxa Entities is a party to any written or oral contracts, understandings or policies to the contrary.

(d) Employment Law Matters. Each of the Vaxa Entities: (i) is in compliance in all material respects with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to its employees and contingent workers; and (ii) is in compliance in all material respects with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing its employees.

(e) Labor. None of the Vaxa Entities is a party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its operations. No material work stoppage, slowdown, or labor strike against any of the Vaxa Entities with respect to employees who are employed within the United States is pending, threatened, or has occurred, and, to the Knowledge of EASBY, no material work stoppage, slowdown, or labor strike against any of the Vaxa Entities with respect to employees who are employed outside the United States is pending, threatened, or has occurred. None of the employees of any of the Vaxa Entities is represented by a labor organization, work council, or trade union. There are no Actions, government investigations, or labor grievances pending, or, to the Knowledge of EASBY, threatened relating to any employment-related matter involving any employee or applicant.

16

Section 4.17 Real Property. None of the Vaxa Entities owns any real estate.

Section 4.18 Personal Property. Each of the Vaxa Entities is in possession of and has good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets it owns, leases, or uses, free and clear of all Encumbrances.

Section 4.19 Environmental Matters. Each of the Vaxa Entities is, and at all times has been, in compliance with all Environmental Laws in all material respects, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Vaxa Entities as currently conducted. None of the Vaxa Entities has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real estate currently or, to the Knowledge of EASBY, formerly owned, leased, or operated by any of the Vaxa Entities or at any other location that is: (a) currently subject to any investigation, remediation, or monitoring; or (b) reasonably likely to result in liability to the Vaxa Entities, in either case of (a) or (b) under any applicable Environmental Laws. None of the Vaxa Entities has: (y) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with all Environmental Laws, at any real estate; or (z) exposed any Person to any Hazardous Substances under circumstances reasonably expected to give rise to any Liability or obligation under any Environmental Law. Neither EASBY nor any of the Vaxa Entities has received written notice of and there is no Action pending, or to the Knowledge of EASBY, threatened against any of the Vaxa Entities, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. None of the Vaxa Entities is subject to any Order, settlement agreement, or other Contract by or with any Governmental Entity or Person imposing any material Liability or obligation with respect to any of the foregoing. None of the Vaxa Entities has assumed or retained any material Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 4.20 Material Contracts.

(a) EASBY Material Contracts. For purposes of this Agreement, “EASBY Material Contracts” means any of the following to which any of the Vaxa Entities is a party or any of its assets are bound:

(i)	any employment, consulting or similar Contract (in each case with respect to which any of the Vaxa Entities has continuing obligations as of the Effective Date) with any current or former (A) officer of any of the Vaxa Entities, (B) member of EASBY or any of the Vaxa Entities, or (C) employee or independent contractor providing for an annual base salary or payment in excess of $10,000;

(ii)	any Contract providing for indemnification or any guaranty by any of the Vaxa Entities or its principals;

17

(iii)	any Contract that purports to limit the right of any of the Vaxa Entities (A) to engage in any line of business, (B) to compete with any Person or solicit any client or customer, or (C) to operate in any geographical location;

(iv)	any Contract relating to the disposition or acquisition, directly or indirectly, by any of the Vaxa Entities of assets or capital stock or other equity interests of itself or any other Person;

(v)	any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, equity, or properties of any of the Vaxa Entities;

(vi)	any Contract that contains any provision that requires the purchase of all or a material portion of any of the Vaxa Entities’ requirements for a given product or service from a given third party;

(vii)	any Contract that obligates any of the Vaxa Entities to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any Person;

(viii)	any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any joint venture or Person;
(ix)	any mortgages, indentures, guarantees, loans, credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, whether as borrower or lender, other than accounts receivables and payables incurred in the ordinary course of business;

(x)	any agreement, license, franchise, permit, indenture or authorization that has not been terminated or performed in its entirety and not renewed that may be, by its terms, terminated, impaired or adversely affected by reason of the execution of this Agreement, the Closing, or the Contemplated Transactions;

(xi)	any employee collective bargaining agreement or other Contract with any labor union;

(xii)	any Intellectual Property Agreement;

(xiii)	any other Contract under which any of the Vaxa Entities is obligated to make payment or incur costs in excess of $10,000 in any year and which is not otherwise described in clauses (i) through (xii) above; or

(xiv)	any Contract which is not otherwise described in clauses (i) through (xiii) above that is material to any of the Vaxa Entities.

(b) Schedule of Material Contracts; Documents. Paragraph 4.20(b) of the EASBY Disclosure Schedule sets forth a true and complete list of all EASBY Material Contracts. EASBY has made available to Two Rivers true and complete copies of all EASBY Material Contracts, including any amendments thereto.

18

(c) No Breach. All EASBY Material Contracts are legal, valid, and binding on the Vaxa Entities, enforceable against in accordance with their respective terms, and are in full force and effect. None of the Vaxa Entities has violated any provision of, or failed to perform any obligation required under the provisions of, any EASBY Material Contract. None of the Vaxa Entities is in breach, and neither EASBY nor any of the Vaxa Entities has received written notice of breach, of any EASBY Material Contract.

Section 4.21 Investment Purpose. EASBY understands that the Earn-Out Stock and the Closing Stock (a) have not been registered under the Securities Act or the securities laws of any other jurisdiction, (b) are issued in reliance upon U.S. federal and state exemptions for transactions not involving a public offering, and (c) cannot be disposed of unless they are subsequently registered or exempted from registration under the Securities Act. EASBY is an “accredited investor” within the meaning of Rule 501 under the Securities Act and agrees that it will not take any action that could have an adverse effect on the availability of the exemption from registration provided by Rule 501 under the Securities Act with respect to the offer and sale of the Exchange Stock. The Exchange Stock is being acquired for EASBY’s own account solely for investment and not with a view to resale or distribution thereof. EASBY has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects (financial and other) of Two Rivers, and EASBY acknowledges that it has been provided adequate access to the personnel, properties, premises and records of Two Rivers for such purpose. The determination of EASBY to acquire the Exchange Stock has been made by EASBY independent of any statements or opinions as to the advisability of such purchase or as to the business, operations, assets, liabilities, results of operations, financial condition and prospects of Two Rivers that may have been made or given by EASBY or by any agent or employee of EASBY. EASBY has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in Two Rivers and making an informed decision with respect thereto. EASBY is able to bear the economic and financial risk of an investment in Two Rivers for an indefinite period of time.

Section 4.22 Information Supplied. None of the information supplied by EASBY to Two Rivers from time to time for inclusion in any filing, including an SEC Document, to be made with the SEC by Two Rivers in connection with this Agreement or the Contemplated Transactions contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 4.23 Books and Records. The minute books and equity registers of each of the Vaxa Entities, true and correct copies of which have been made available to Two Rivers, are true and correct and have been maintained in accordance with sound business practices. The minute books of each of the Vaxa Entities contain accurate and complete records of all meetings, and actions taken by written consent of, the members and the board of managers (if any) of each of the Vaxa Entities, and no meeting, or action taken by written consent, of any such members and board of managers (if any) has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be transferred into the possession of Two Rivers.

19

ARTICLE V

Covenants

Section 5.01 Conduct of Business of Vaxa Entities. Each Vaxa Entity will, during the period from the Effective Date until the Closing, except as expressly authorized by this Agreement or as required by applicable Law or with the prior written consent of Two Rivers, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, each Vaxa Entity will preserve intact its business organization, keep available the services of its current Representatives, preserve its present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with such Vaxa Entity. Without limiting the generality of the foregoing, between the Effective Date and the Closing, except as otherwise expressly contemplated by this Agreement or as required by applicable Law, no Vaxa Entity will without the prior written consent of Two Rivers:

(a)	amend its Charter Documents;

(b)	declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any equity securities of any Vaxa Entity;

(c)	issue, sell, pledge, dispose of or encumber any of its equity securities;

(d)	(i) increase the compensation payable or that could become payable by such Vaxa Entity to any of its Representatives, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice or (ii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Employee Plans or any plan, Contract, program, policy, trust, fund, or other arrangement that would be an Employee Plan if it were in existence as of the Effective Date, or make any contribution to any Employee Plan, other than contributions required by Law, the terms of such Employee Plans as in effect on the Effective Date, or that are made in the ordinary course of business consistent with past practice;

(e)	acquire, by exchange, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;

(f)	transfer, license, sell, lease, or otherwise dispose of (whether by way of exchange, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien, any of its assets;

(g)	repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of such Vaxa Entity, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing;

(h)	enter into, amend, modify, or consent to the termination of (other than at its stated expiry date), any EASBY Material Contract;

(i)	institute, settle, or compromise any Action involving the payment of monetary damages by such Vaxa Entity;

(j)	make any change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k)	(i) settle or compromise any Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Vaxa Balance Sheet, (ii) make or change any Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any Tax Returns or file claims for material Tax refunds, or (iv) enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset, or other reduction in Tax liability, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

20

(l)	enter into any material Contract with respect to any joint venture, strategic partnership, or alliance;

(m)	abandon, allow to lapse, sell, assign, transfer, grant any security interest in, or otherwise encumber or dispose of, or grant any right or license to, any Intellectual Property of such Vaxa Entity;

(n)	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy; or

(o)	adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(p)	adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization of any Vaxa Entity; or

(q)	agree or commit to do any of the foregoing.

Section 5.02 Limitation on Conflicting Actions. Neither Party will, during the period from the Effective Date until the Closing, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Closing.

Section 5.03 Access to Information. From the Effective Date until the Closing, Two Rivers will afford EASBY and its Representatives reasonable access, at reasonable times and in a manner as will not unreasonably interfere with the business or operations of Two Rivers, to the Representatives, accountants, properties, offices, and other facilities and to all books, records, Contracts, and other assets of Two Rivers, and Two Rivers will furnish promptly to the Vaxa Parties such other information concerning the business and properties of Two Rivers as the Vaxa Parties may reasonably request from time to time. Two Rivers will not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law. No investigation will affect Two Rivers’ representations, warranties, covenants, or agreements contained in this Agreement, or limit or otherwise affect the remedies available to EASBY pursuant to this Agreement.

Section 5.04 Confidentiality.

(a) Neither Party shall, and each shall ensure that none of its respective Representatives, issue or disseminate any press release or other publicity or otherwise make any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of either Party or to any other Person) regarding (a) the existence or, or the terms of, this Agreement or any of the other Transactional Documents or (b) Confidential Information of the other Party, except to the extent that such Party is required by Law to make any such disclosure; provided that, to the extent such disclosure is required by applicable law, such Party shall (a) promptly notify the other Party, (b) use its Reasonable Efforts consistent with such applicable law to consult with such other Party with respect to the text thereof and (c) cooperate with the other Party to narrow the scope of the disclosure required to be made. EASBY acknowledges that Two Rivers Common Stock is publicly traded and that any information obtained during the course of EASBY’s consideration, evaluation and negotiation of the Contemplated Transactions could be considered to be material nonpublic information within the meaning of federal and state securities laws. Accordingly, EASBY agrees not to engage in any discussions, correspondence or transactions in respect of any Two Rivers Securities in violation of applicable securities laws.

21

(b) The covenants and agreements of the Parties set forth in Schedule 2 hereto are incorporated by reference as if set forth in the body of this Agreement.

Section 5.05 Non-Competition; Non-Solicitation. For a period of 36 months commencing on the Closing Date (the “Restricted Period”), EASBY will not, and will not permit any of its Affiliates or Representatives (each, a “Restricted Person”) to, directly or indirectly:

(a)	(i) engage in or assist other Persons in engaging in the Restricted Business; (ii) have an interest in any Person that engages, directly or indirectly, in the Restricted Business in any capacity, including as a partner, shareholder, member, employee, officer, director, manager, principal, agent, trustee, or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the Effective Date) between Two Rivers and its customers, suppliers, and business contacts; provided that the foregoing shall not preclude such Restricted Person from owning, directly or indirectly, solely as an investment, (A) the Exchange Stock or (B) securities of any Person traded on any national securities exchange if such Restricted Person is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1.0% or more of any class of securities of such Person;

(b)	hire or solicit any employee or independent contractor of Two Rivers or its Subsidiaries or encourage any such employee or independent contractor to leave such employment or engagement or hire any such employee or independent contractor who has left such employment or engagement; provided, however, that nothing in this Section 5.05 (b) will prevent any Restricted Person from hiring any employee or independent contractor whose employment or engagement, as the case may be, has been terminated by Two Rivers and its Subsidiaries following the Closing;

(c)	solicit or entice, or attempt to solicit or entice, any clients or customers of Two Rivers or its Subsidiaries or potential clients or customers of Two Rivers for purposes of diverting their business or services from Two Rivers or its Subsidiaries;

EASBY agrees and acknowledges that a breach or threatened breach of this Section 5.06 would give rise to irreparable harm to Two Rivers, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Restricted Person of any such obligations, Two Rivers will be entitled, in addition to any and all other rights and remedies that may be available to it in respect of such breach, to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). EASBY agrees and acknowledges that the restrictions contained in this Section 5.05 are reasonable and necessary to protect the legitimate interests of Two Rivers and constitute a material inducement to Two Rivers to enter into this Agreement and consummate the Contemplated Transactions. If any covenant contained in this Section 5.05 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant will be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.05 and each provision of this Section 5.05 are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written will not invalidate or render unenforceable the remaining covenants or provisions of this Section 5.05, and any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

22

Section 5.06 Notices of Certain Events. Each Party will provide Notice to the other Party promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions; (b) any notice or other communication from any Governmental Entity in connection with the Contemplated Transactions; (c) any Actions commenced or threatened against such notifying Party that are related to the Exchange or the other Contemplated Transactions; and (d) any event, change, or effect between the Effective Date and the Closing that causes or is reasonably likely to cause the failure of any of the conditions set forth in ARTICLE VI to be satisfied. In no event will: (i) the delivery of any Notice by a Party pursuant to this Section 5.06 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement; or (ii) disclosure by a Party be deemed to amend or supplement the Two Rivers Disclosure Schedule or the EASBY Disclosure Schedule (as appropriate) or constitute an exception to such Party’s representations or warranties. This Section 5.06 will not constitute a covenant or agreement for purposes of Section 6.02(b) or Section 6.03(b).

Section 5.07 Public Announcements. Each of the Parties agrees that no public release or announcement concerning the Contemplated Transactions will be issued by either Party without the prior written consent of the other Party, except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which a Party is subject or submits, in which case the Party required to make the release or announcement will allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.08 Reasonable Efforts. From the Effective Date to the Closing, upon the terms and subject to the conditions of this Agreement, the Parties will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable (subject to applicable Laws) to consummate and make effective the Exchange and the other Contemplated Transactions as promptly as practicable, including: (a) preparation and filing of all forms, registrations, and notices required to be filed with the SEC or any other Governmental Entity in connection with the Closing; and (b) the satisfaction of such Party’s conditions precedent to Closing as set forth in ARTICLE VI.

ARTICLE VI
Conditions TO CLOSING

Section 6.01 Conditions to Each Party’s Obligation to Effect the Exchange. The respective obligations of each Party to effect the Exchange and the other Contemplated Transactions is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

(a) No Injunctions, Restraints, or Illegality. No Governmental Entity will have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Exchange or the other Contemplated Transactions.

23

(b) Governmental Consents. All Consents of any Governmental Entity required to consummate the Exchange and the other Contemplated Transactions will have been obtained, free of any condition that would reasonably be expected to have a Material Adverse Effect on either Party or Vaxa.

Section 6.02 Conditions to Obligations of EASBY. The obligations of EASBY to effect the transactions contemplated at the Closing are subject to the satisfaction by Two Rivers (or waiver by EASBY, where permissible pursuant to applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Two Rivers set forth in this Agreement will be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Performance of Covenants. Two Rivers will have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c) Consents. All Consents applicable to effectuate the Closing will have been received by Two Rivers and executed counterparts thereof will have been delivered to EASBY at or prior to the Closing.

(d) No Action. No Action will be pending or threatened before any Governmental Entity wherein an unfavorable injunction, judgment, Order, decree, ruling, or charge would: (i) prevent consummation of any of the Contemplated Transactions; (ii) cause any of the Contemplated Transactions to be rescinded following the Closing; or (iii) affect adversely the right of Two Rivers to effectuate the Exchange.

(e) Material Adverse Effect. Since the Effective Date, there will not have been any Material Adverse Effect with respect to Two Rivers or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Two Rivers.

(f) Exchange for TR Capital Partners, LLC Preferred Units. Two Rivers and holders of outstanding Preferred Units of TR Capital Partners, LLC will have entered into a binding agreement providing for the exchange of all of such outstanding Preferred Units for shares of Two Rivers Common Stock, subject to Two Rivers’ receipt of stockholder approval to amend.

(g) Documents. Two Rivers will have delivered to EASBY such documents required by Section 2.03.

Section 6.03 Conditions to Obligations of Two Rivers. The obligations of Two Rivers to effect the transactions contemplated at the Closing are subject to the satisfaction by EASBY (or waiver by Two Rivers, where permissible pursuant to applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of EASBY set forth in this Agreement will be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date.

24

(b) Performance of Covenants. EASBY will have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c) Consents. All Consents applicable to effectuate the Closing will have been received by EASBY and executed counterparts thereof will have been delivered to Two Rivers at or prior to the Closing.

(d) No Action. No Action will be pending or threatened before any Governmental Entity wherein an unfavorable injunction, judgment, Order, decree, ruling, or charge would: (i) prevent consummation of any of the Contemplated Transactions; (ii) cause any of the Contemplated Transactions to be rescinded following the Closing; or (iii) affect adversely the right of EASBY to effectuate the Exchange.

(e) Material Adverse Effect. Since the Effective Date, there will not have been any Material Adverse Effect with respect to EASBY or Vaxa or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to EASBY or Vaxa.

(f) Documents. EASBY will have delivered to Two Rivers the documents required by Section 2.02.

ARTICLE VII
Termination

Section 7.01 Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Parties.

Section 7.02 Termination By Any Party. This Agreement may be terminated by either Party prior to the Closing if any Governmental Entity will have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Closing and such Law or Order will have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) will not be available to either Party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order.

Section 7.03 Termination by Any Vaxa Entity. This Agreement may be terminated by EASBY at any time prior to the Closing if:

(a)	if the Closing has not been consummated on or before April 15, 2019; provided, however, that the right to terminate this Agreement pursuant to this Section 7.03(a) will not be available to EASBY if EASBY’s breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated on or before such date; or

(b)	there will have been a material breach of any representation, warranty, covenant, or agreement on the part of Two Rivers set forth in this Agreement such that the conditions to the Closing set forth in Section 6.01 or 6.02 would not be satisfied and, in either such case, such breach is incapable of being cured by April 30, 2019; provided, however, that EASBY will give Notice to Two Rivers at least thirty days prior to such termination stating its intention to terminate this Agreement pursuant to this Section 7.03(b); provided further, that EASBY will not have the right to terminate this Agreement pursuant to this Section 7.03(b) if it is then in material breach of any representation, warranty, covenant, or obligation under this Agreement, which breach has not been cured.

25

Section 7.04 Termination by Two Rivers. This Agreement may be terminated by Two Rivers at any time prior to the Closing if there will have been a material breach of any representation, warranty, covenant or agreement on the part of EASBY set forth in this Agreement such that the conditions to the Closing set forth in Section 6.01 or 6.03 would not be satisfied and, in either such case, such breach is incapable of being cured by April 30, 2019; provided, however, that Two Rivers will give Notice to EASBY at least 30 days prior to such termination stating its intention to terminate this Agreement pursuant to this Section 7.04; provided further, that Two Rivers will not have the right to terminate this Agreement pursuant to this Section 7.04 if Two Rivers is then in material breach of any representation, warranty, covenant, or obligation under this Agreement, which breach has not been cured.

Section 7.05 Notice of Termination. The Party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.01) will deliver Notice of such termination to the other Party specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 will be effective immediately upon delivery of such Notice to such other Party.

Section 7.06 Effect of Termination. If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no Liability on the part of either Party or any Representative of such Party to any other Party, except: (a) with respect to Section 7.05, Section 7.06 and Section 7.07, which will remain in full force and effect and any other term or condition of this Agreement which, by its terms, would survive such termination, including Section 5.04 and Article IX; and (b) with respect to any Liabilities or Losses incurred or suffered by a Party, to the extent such Liabilities or Losses were the result of fraud or the breach by the other Party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 7.07 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by Two Rivers other than pursuant to Section 7.01 or the Closing otherwise does not occur on or prior to the End Date through no fault of EASBY or any of the Vaxa Entities, Two Rivers shall (i) reimburse EASBY for all Expenses actually incurred by EASBY or any of the Vaxa Entities solely in connection with this Agreement and the Contemplated Transactions after the Effective Date and prior to the termination of this Agreement and (ii) unless this Agreement has been terminated by Two Rivers pursuant to Section 7.04, pay to EASBY a termination fee of $1,000,000.

(b) If this Agreement is terminated by EASBY pursuant to Section 7.03, EASBY shall reimburse Two Rivers for all Expenses actually incurred by Two Rivers solely in connection with this Agreement and the Contemplated Transactions after the Effective Date and prior to the termination of this Agreement.

(c) Either Party seeking reimbursement pursuant to this Section 7.07(a) shall deliver to the other Party, within ten Business Days of termination of this Agreement, a Notice setting forth in reasonable detail, and attaching receipts or other reasonable documentation, the Expenses for which reimbursement is sought and shall respond to any inquiries regarding such Expenses within two Business Days. The reimbursing Party shall pay, by wire transfer of immediately available funds, the appropriate Expenses (and, if due pursuant to clause (ii) of Section 7.07(a), the termination fee of $1,000,000) within five Business Days after receipt of such Notice.

26

(d) The Parties agree and acknowledge that the provisions of this Section 7.07(a) are an integral part of the Contemplated Transactions and that, without such provisions, the Parties would not have entered into this Agreement. If either Party fails to pay in a timely manner the amounts due pursuant to this Section 7.07(a) and, in order to obtain such payment, the other Party makes a claim against the non-paying Party that results in a judgment in an Action, the non-paying Party will pay to the other Party the Expenses incurred or accrued by such other Party in connection with such Action.

(e) Except as expressly set forth in this Section 7.07(a), all Expenses incurred by either Party in connection with this Agreement and the Contemplated Transactions will be paid by such Party.

Section 7.08 Extension; Waiver. At any time prior to the Closing, either Party may, by written Notice, (a) extend the time for the performance of any of the obligations of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement, or (c) unless prohibited by applicable Law, waive compliance by the other Party with any of the covenants, agreements or conditions contained in this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in this Agreement will survive the Closing and will remain in full force and effect until the date that is 18 months from the Closing Date; provided, however, that the Fundamental Representations of the Parties will survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days. All covenants and agreements of the Parties contained in this Agreement will survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and by Notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period will not thereafter be barred by the expiration of the relevant representation or warranty and such claims will survive until finally resolved.

Section 8.02 Indemnification by EASBY. Subject to the other terms and conditions of this ARTICLE VIII, EASBY will indemnify and defend Two Rivers and its Affiliates and each of their respective employees, officers, directors, agents and other Representatives (collectively, the “Two Rivers Indemnitees”) against, and will hold each of them harmless from and against, and will pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any of the Two Rivers Indemnitees based upon, arising out of, with respect to, or by reason of: (a) any inaccuracy in or breach of any of the representations or warranties of EASBY contained in this Agreement; or (b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by EASBY pursuant to this Agreement.

Section 8.03 Indemnification by Two Rivers. Subject to the other terms and conditions of this ARTICLE VIII, Two Rivers will indemnify and defend EASBY and its Affiliates and each of their respective employees, officers, directors, agents and other Representatives (collectively, the “Vaxa Indemnitees”) against, and will hold each of them harmless from and against, and will pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any of the Vaxa Indemnitees based upon, arising out of, with respect to, or by reason of: (a) any inaccuracy in or breach of any of the representations or warranties of Two Rivers contained in this Agreement; or (b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Two Rivers pursuant to this Agreement.

27

Section 8.04 Certain Limitations.

(a) EASBY shall not be liable to the Two Rivers Indemnitees for indemnification under Section 8.02 until the aggregate amount of all Losses in respect of indemnification under Section 8.02 exceeds $10,000 (the “Basket”), in which event EASBY shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which EASBY shall be liable pursuant to Section 8.02 shall not exceed $1,000,000 (the “Cap”).]

(b) Two Rivers shall not be liable to the EASBY Indemnitees for indemnification under Section 8.03 until the aggregate amount of all Losses in respect of indemnification under Section 8.03 exceeds the Basket, in which event Two Rivers shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Two Rivers shall be liable pursuant to Section 8.03 shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation.

(d) For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty will be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05 Third Party Claims. If any Indemnified Party receives Notice of the assertion or commencement of any Action made or brought by any Person who is not a Party or an Affiliate or Representative of a Party (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party will give the Indemnifying Party reasonably prompt Notice thereof, but in any event not later than thirty days after receipt of such Notice of such Third Party Claim. The failure to give such prompt Notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such Notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or by giving written Notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party will cooperate in good faith in such defense, provided that if EASBY is the Indemnifying Party, it shall not have the right to defend or direct the defense of any such Third Party Claim that is asserted directly by or on behalf of a Person that is a supplier or customer of Two Rivers or the Vaxa Entities or seeks an injunction or other equitable relief against Two Rivers. If the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.06, it will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel will be at the expense of the Indemnified Party; provided, however, that if in the reasonable opinion of counsel to the Indemnified Party: (a) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (b) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party will be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.06, pay, compromise, and defend such Third Party Claim, and seek indemnification for any and all Losses based upon, arising from, or relating to such Third Party Claim. The Parties will cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

28

Section 8.06 Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party will not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.06. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give Notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such Notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05, it will not agree to any settlement without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

Section 8.07 Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) will be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt Notice thereof, but in any event not later than thirty days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt Notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such Notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have thirty days after its receipt of such Notice to respond in writing to such Direct Claim. The Indemnified Party will allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party will assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the premises and personnel and the right to examine and copy any accounts, documents, or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty-day period, the Indemnifying Party will be deemed to have rejected such claim, in which case the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

29

Section 8.08 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party will satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, the amount payable will accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to 12.0%. Such interest will be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

Section 8.09 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, will not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation, warranty, or covenant is, was, or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in ARTICLE VI, as the case may be.

Section 8.10 Exclusive Remedies. Subject to Section 5.05 and Section 9.12, the Parties agree and acknowledge that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity, or willful misconduct on the part of a Party in connection with the Contemplated Transactions) for any breach of any representation, warranty, covenant, agreement, or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement, will be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement it may have against the other Party and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.10 will limit any Person’s right to seek and obtain any equitable relief to which any Person will be entitled or to seek any remedy on account of either Party’s fraudulent activity, criminal activity, or intentional misconduct.

ARTICLE IX

Miscellaneous

Section 9.01 Interpretation; Construction. The headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement, and will not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section, Article, or Schedule, such reference will be to a Section of, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references in this Agreement: (a) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (b) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The definitions of terms in this Agreement will apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by both Parties, and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement.

30

Section 9.02 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Colorado.

Section 9.03 Submission to Jurisdiction. Each of the Parties irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment in respect of and the rights and obligations arising under this Agreement brought by any other Party or its successors or assigns will be brought and determined exclusively in the courts located in Denver County, Colorado, or in the event (but only in the event) that such courts do not have subject matter jurisdiction over such Action in the United States District Court for the District of Colorado. Each of the Parties agrees that mailing of process or other papers in connection with any Action in the manner provided in Section 9.05 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the Parties irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the Contemplated Transactions in any court or tribunal other than the aforesaid courts. Each of the Parties irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Action with respect to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment in respect of and the rights and obligations arising under this Agreement: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.03; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper, or (iii) this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts.

Section 9.04 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER or arise out of THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY AGREES AND ACKNOWLEDGES THAT: (a) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (b) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.04.

Section 9.05 Notices. All Notices will be in writing and addressed to the other Party at its address set out on the signature page of this Agreement (or to any other address that the receiving Party may designate from time to time in accordance with this Section 9.05). All Notices will be in writing and will be deemed to have been duly given, made, and received: (a) if personally delivered, on the date of delivery; (b) if by electronic transmission, upon receipt; (c) if mailed, three days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid; or (d) if by a courier delivery service providing overnight or “next-day” delivery, on the next business day after deposit with such service. A Notice is effective only if the Party giving the Notice has complied with the requirements of this Section 9.05. Any Party may alter the address to which such Notices will be sent by giving Notice to the other Party of such change of address in conformity with the provisions of this Section 9.05.

31

Section 9.06 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, including that certain letter of intent of the Parties, dated June 20, 2018, as amended on August 24, 2018, and September 17, 2018 (and all other amendments thereto).

Section 9.07 No Third Party Beneficiaries. Except for the Two Rivers Indemnitees and the Vaxa Indemnitees, this Agreement are for the sole benefit of the Parties and their permitted assigns and respective successors and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.05, upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions are consummated as originally contemplated to the greatest extent possible.

Section 9.09 Assignment. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party.

Section 9.10 Remedies. Except as otherwise provided in this Agreement: (a) any and all remedies expressly conferred upon a Party will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity; and (b) the exercise by a Party of any one remedy will not preclude the exercise by it of any other remedy.

Section 9.11 Further Assurances. On a Party’s reasonable request, the other Party will execute and deliver all such further documents and instruments, and take all such further acts, reasonably necessary to give full effect to this Agreement and the Contemplated Transactions.

Section 9.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or thereof, as the case may be, and that the Parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof.

Section 9.13 Expenses. Except as otherwise expressly provided in this Agreement, all Expenses incurred by a Party in connection with this Agreement and the Contemplated Transactions will be paid by such Party, whether or not the Closing will have occurred.

Section 9.14 Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature, e.g., www.docusign.com), or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURES ON FOLLOWING PAGE]

32

In Witness Whereof, the Parties have executed this Agreement as of the Effective Date.

Easby Land & Cattle Company, LLC

By:	/s/ G. A. Harrington
G. A. Harrington, Authorized Agent

Address:
EASBY Land & Cattle Company, LLC
Attn: G.A. Harrington, Manager
201 Portage Avenue #1800
Winnipeg, MB
Email: info@vaxaglobal.com

Two Rivers Water & Farming Company

By:	/s/ Wayne Harding
Wayne Harding, Chief Executive Officer

Address:
Two Rivers Water & Farming Company
Attn: Wayne Harding, Chief Executive Officer
3025 South Parker Road, Suite 140
Aurora, Colorado 80014
Email: wharding@2riverswater.com

[SIGNATURE PAGE OF SHARE EXCHANGE AGREEMENT]

SCHEDULE 1

DEFINITIONS

For purposes of this Agreement, the following terms will have the following meanings when used in this Agreement with initial capital letters:

“Action” means any action, cause of action, demand, arbitration, audit, hearing, litigation, lawsuit, notice of violation, proceeding, citation, summons, subpoena, or investigation (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, and whether public or private) of any nature, whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Agreement” means this Share Exchange Agreement, including all Exhibits and Schedules (including the Two Rivers Disclosure Schedule and the EASBY Disclosure Schedule) hereto, as such agreement may be amended, supplemented, and modified from time to time.

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in Phoenix, Arizona, or Denver, Colorado, are authorized or required by Law or other governmental action to close.

“Charter Documents” means: (a) with respect to Two Rivers, its Restated Articles of Incorporation and Bylaws, each as amended, supplemented or further restated, and (b) with respect to EASBY and each of the Vaxa Entities, the Articles of Organization and the Operating Agreement of such limited liability company, each as amended, supplemented or restated.

“Closing” means the closing being held on the Closing Date pursuant to Section 2.01, at which, among other things, the Vaxa Interest will be exchanged for the Closing Stock.

“Closing Date” means, unless otherwise agreed upon by the Parties in writing, the earlier of (a) April 12, 2019, and (b) the third Business Day following the first Business day as of which all conditions to the Closing set forth in this Agreement have been satisfied or, to the extent permitted under this Agreement, waived.

“Closing Stock” has the meaning set forth in Section 1.02(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, including the Treasury Regulations.

Schedule 1-1

“Confidential Information” means any proprietary information, inventions, Intellectual Property, technical data, trade secrets, or know-how, including research, law firm and case information, products, services, customer lists and customers, contacts, investors and investor information, suppliers, leads, information, markets, software, developments, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed by one Party to another Party either directly or indirectly in writing, orally, or by drawings or observation, whether or not marked or designated as “confidential,” and all notes, analyses, summaries, and other materials that contain, are based on, or otherwise reflect, to any degree, any of the foregoing. Confidential Information will include all such information disclosed to a Party at, prior to, or following the Effective Date. Confidential Information will not include information that: (a) is in or enters the public domain without a breach of the confidentiality restrictions contained in this Agreement or another similar agreement; (b) is received from a third party without restriction on disclosure and without a breach of any nondisclosure obligation; or (c) is required to be disclosed by Order of any Governmental Entity; provided, however, that the disclosing Party is given reasonable notice and an opportunity to obtain a protective order against disclosure of such information.

“Consent” means any consent, authorization, registration, declaration, approval, action, waiver and similar writing.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement or any other instrument, opinion, Contract, certificate, document or other statement executed and delivered by either of the Parties pursuant to the terms and conditions of, and in connection with the transactions contemplated by, this Agreement.

“Contract” means any contract, agreement, license, deed, note, bond, mortgage, indenture, lease, or other binding instrument or binding commitment, whether written or oral.

“Direct Claim” has the meaning set forth in Section 8.07.

“Earn-Out Stock” has the meaning set forth in Section 1.02(b)(i).

“EASBY” has the meaning set forth in the first paragraph of this Agreement.

“EASBY Disclosure Schedule” means the disclosure schedule dated as of the Effective Date and delivered by EASBY to Two Rivers concurrently with the execution of this Agreement.

“EASBY Material Contracts” has the meaning set forth in Paragraph 4.20.

“EBITDA” means, with respect to the Measurement Period, the consolidated net income before interest, income taxes, depreciation and amortization of the Vaxa Entities for the Measurement Period, as such items are determined in accordance with GAAP.

“EBITDA Calculation” has the meaning set forth in Section 1.02(b)(ii)(A).

“Effective Date” has the meaning set forth in the first paragraph of this Agreement.

“Ekstrak” has the meaning set forth in recital A to this Agreement.

“Employee Plan” has the meaning set forth in Section 3.16(a).

“Encumbrance(s)” means, with respect to any property or asset, any mortgage, pledge, lien, charge, encumbrance, lease, security interest, license, easement, restriction, encroachment, condition, covenant, claim, exception, option, equity, right, other interest, or other encumbrance of any kind or nature whatsoever (whether absolute, accrued, disputed, contingent or otherwise), including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

Schedule 1-2

“Environmental Law(s)” means any applicable Law, and any Order or binding Contract with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Materials. The term Environmental Law(s) includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to a Person, all employers, trades, or businesses (whether or not incorporated) that would be treated together with such Person or any of its Affiliates as a “single employer” within the meaning of Paragraph 414 of the Code.

“Exchange” means the exchange of the Vaxa Interest for the Exchange Stock pursuant to the terms and conditions of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Exchange Stock” has the meaning set forth in Section 1.02(b)(i).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of legal counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any Contemplated Transactions, any litigation with respect thereto, the preparation, printing, filing, and mailing of any filing to be made with any Governmental Entity (including the SEC), or in connection with other regulatory Consents, and all other matters related to the Exchange and the other Contemplated Transactions.

“Fundamental Representations” means: (a) with respect to Two Rivers, those representations and warranties set forth in Section 3.01(a), Section 3.02(a), Section 3.10, Section 3.14, Section 3.16 and Section 3.16(c) and (b) with respect to EASBY, those representations and warranties set forth in Paragraph 4.01(a), Paragraph 4.02, Paragraph 4.10, Paragraph 4.15, Paragraph 4.16 and Paragraph 4.19.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Entity” means (a) any federal, state, local, county, municipal or foreign government, regulatory authority, board, body, commission or other political subdivision thereof, (b) any agency or instrumentality of any government or political subdivision, or (c) any self-regulated organization or other non-governmental authority or quasi-governmental authority (to the extent that the rules, regulations, or Orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Gramz” has the meaning set forth in recital A to this Agreement.

Schedule 1-3

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indemnified Party” means a Party making a claim for indemnification under ARTICLE VIII.

“Indemnifying Party” means a Party against whom a claim for indemnification under ARTICLE VIII are asserted.

“Independent Accountant” means an impartial, nationally recognized firm of independent certified public accountants, other the accountants of either Party, appointed by mutual agreement of Two Rivers and EASBY.

“Intellectual Property” means all: (a) patent and patent rights, trademarks and trademark rights, trade names and trade name rights, copyrights and copyright rights, service marks and service mark rights, and all pending applications for and registrations of the same; (b) brand names, trade dress, business and product names, logos, and slogans; (c) proprietary technology, including all know-how, trade secrets, quality control standards, reports (including test reports), designs, processes, market research and other data, computer software and programs (including source codes and related documentation), formulae, inventions and other ideas, methodologies, and technical information; (d) claims of the owner of any intellectual property for infringement of its rights by a third party, no matter when arising; and (e) other intellectual property.

“Knowledge” means: (a) with respect to Two Rivers, the actual knowledge of Wayne Harding, after due inquiry; and (b) with respect to the Vaxa Entities, the actual knowledge of G. A. Harrington, after due inquiry. An individual will be deemed to have actual knowledge of a particular fact or other matter if: (i) that individual is actually aware of that fact or matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation, warranty, covenant, or other agreement.

“Law” means any law, common law, statute, constitution, ordinance, rule, regulation, code, Order or legally enforceable requirement enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Lease” means, with respect to a Party, any lease, sublease, license, concession or other Contract under which such Party holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of such Party thereunder.

“Leased Real Estate” means any leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Two Rivers.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Losses” means any losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers.

Schedule 1-4

“Material Adverse Effect” means, with respect to any Person, any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, properties, results of operations or prospects, condition (financial or otherwise), or assets of such Person and its Subsidiaries, taken as a whole; or (b) the ability of a Party to consummate the Exchange or the other Contemplated Transactions on a timely basis.

“Measuring Period” means (a) if the Closing Date occurs during the first fifteen days of a calendar quarter, the one-year period beginning on the first day of such calendar quarter or (b) otherwise, the one-year period beginning on the first calendar day of the first full calendar quarter following the Closing Date. Solely as examples, (i) if the Closing Date occurs on or before April 15, 2019, the Measuring Period will extend from April 1, 2019 through March 31, 2020 and (ii) if the Closing Date occurs between April 16, 2019 and July 15, 2019 (inclusive), the Measuring Period will extend from July 1, 2019 through June 30, 2020.

“Notice” means any notice, request, consent, claim, demand, waiver or other communication under this Agreement, each of which shall be in writing.

“Order” means any order, writ, assessment, decision, injunction, decree, stipulation, determination, award, ruling or judgment of a Governmental Entity, whether temporary, preliminary or permanent.

“Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by Two Rivers.

“Party” and “Parties” have the respective meanings set forth in the first paragraph of this Agreement.

“Permits” means any permits, licenses, registrations, variances, clearances, commissions, franchises, exemptions, authorizations, approvals and similar writings granted or issued by or from Governmental Entities.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization, or other entity, including any Governmental Entity, commission, board, department, bureau, or instrumentality.

“Real Estate” means, collectively, the Owned Real Estate and the Leased Real Estate.

“Representative(s)” means a Person’s employees, managers, members, officers, directors, partners, shareholders, agents, attorneys, third-party advisors (including any accountants, insurers, rating agencies, consultants, bankers, financial advisors, custodians, and backup servicers), successors, and permitted assigns.

“Restricted Business” means any business or other venture that acquires, develops, or operates irrigated farmland and associated water rights and infrastructure, greenhouse operations, or redevelopment infrastructure for water management and delivery, in each case in the United States.

“Restricted Period” has the meaning set forth in Section 5.05.

“Restricted Person” has the meaning set forth in Section 5.05.

“SEC” means the United States Securities and Exchange Commission.

Schedule 1-5

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“SEC Documents” means (a) Two Rivers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017, its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018, and its Current Reports on Form 8-K filed with the SEC since January 1, 2018 (but excluding any documents or portions thereof that are not deemed “filed” with the SEC) and (b) such other reports and other documents as are filed by Two Rivers with the SEC during the period between the Effective Date and the Closing Date pursuant to the requirements of Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, provided that information included in any Schedule 14A filed by Two Rivers during such period shall constitute an “SEC Document” only to the extent such information is incorporated by reference into Two Rivers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05.

“Treasury Regulations” means the regulations promulgated under the Code.

“Two Rivers” has the meaning set forth in the first paragraph of this Agreement.

“Two Rivers Balance Sheet” means the audited consolidated balance sheet of Two Rivers as of December 31, 2017 contained in the SEC Documents.

“Two Rivers Common Stock” has the meaning set forth in Section 1.02(a).

“Two Rivers Disclosure Schedule” means the disclosure schedule dated as of the Effective Date and delivered by Two Rivers to EASBY concurrently with the execution of this Agreement.

“Two Rivers Equity Securities” means Two Rivers Common Stock, Two Rivers Preferred Stock, and any restricted shares, restricted stock, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights issued by Two Rivers that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Two Rivers.

“Two Rivers Indemnitees” has the meaning set forth in Section 8.02 .

“Two Rivers Material Contracts” has the meaning set forth in Section 3.20(a).

“Two Rivers Preferred Stock” means Preferred Stock of Two Rivers, $0.001 par value per share.

“Vaxa” has the meaning set forth in recital A to this Agreement.

“Vaxa Balance Sheet” means the unaudited consolidated balance sheet of the Vaxa Entities as of December 31, 2018, a copy of which was provided to Two Rivers on February 13, 2019.

“Vaxa Entities” has the meaning set forth in recital A to this Agreement.

“Vaxa Indemnitees” has the meaning set forth in Section 8.03.

“Vaxa Interest” has the meaning set forth in recital A to this Agreement.

“Water Rights” has the meaning set forth in Section 3.17(d).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Schedule 1-6

SCHEDULE 2

CONFIDENTIALITY

For purposes of this Schedule 2:

●	“EASBY Parties” means, collectively, EASBY and the Vaxa Parties;

●	“Disclosing Party” means either the EASBY Parties (including their respective Representatives) or Two Rivers (including its Representatives), as the party disclosing Evaluation Material;

●	“Receiving Party” means either the EASBY Parties (including their respective Representatives) or Two Rivers (including its Representatives), as the party receiving Evaluation Material;

●	“Evaluation Material” means all such information, data, reports, charts, interpretations, agreements, forecasts, records and other materials (whether documentary, oral, electronically stored or otherwise) furnished (whether before or after the date hereof) by a Disclosing Party to the Receiving Party with respect to the Agreement or the Contemplated Transactions, including Notes of the Receiving Party, it being understood that the failure of any Evaluation Material to be marked or otherwise labeled as confidential or proprietary information will not affect its status as Evaluation Material; provided that Evaluation Material does not include information that (a) becomes generally available to the public other than as a result of an act or omission by the Receiving Party or anyone to whom the Receiving Party transmits any Evaluation Material, (b) is or becomes available to you on a non-confidential basis from a source other than the Disclosing Party, if and only if such source is not prohibited from transmitting the information to the Receiving Party by a contractual, legal, fiduciary or other obligation, or (c) is otherwise lawfully and independently developed by you as shown on your books and records without use of the Evaluation Material; and

●	“Notes” means all analyses, compilations, forecasts, studies, summaries, notes, records, data and other documents and materials in whatever form maintained, whether prepared by the Receiving Party or others, that contain or reflect or are generated from, or that reflect the Receiving Party’s view of, any information, data, reports, charts, interpretations, agreements, forecasts, records and other materials constituting Evaluation Material.

1. Confidentiality. A Receiving Party (a) will keep all Evaluation Material it receives confidential and will not (except as required by applicable law, rules of any stock exchange or stock market, regulation or legal process, and only after compliance with Paragraph 4 below), without the prior written consent of the Disclosing Party, disclose any Evaluation Material in any manner whatsoever and (ii) will not use any Evaluation Material, directly or indirectly, for any purpose other than in connection with its completion of the Contemplated Transactions. The EASBY Parties and Two Rivers each agree to disclose the Evaluation Material only to their respective Representatives who (a) need to know the Evaluation Material for the purpose of completing the Contemplated Transactions, (b) are informed of the confidential nature of the Evaluation Material, and (c) agree to be bound by the terms of this Schedule 2 as if such Representative were a party to this Schedule 2. The EASBY Parties and Two Rivers agree they will direct, and use their best efforts to cause, each of their respective Representatives to observe the terms of this Schedule 2. The EASBY Parties and Two Rivers will be responsible for actions taken by any of their respective Representatives that would be deemed a breach of this Schedule 2 as if the EASBY Parties or Two Rivers, as the case may be, had taken such actions directly.

Schedule 2-1

2. Ownership of Evaluation Material. All Evaluation Material furnished to a Receiving Party by a Disclosing Party will remain the sole and exclusive property of the Disclosing Party. To the extent that any Evaluation Material includes materials subject to the attorney-client privilege, the Disclosing Party is not waiving, and will not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Evaluation Material (including Evaluation Material related to pending or threatened litigation) to the Receiving Party. Except as specifically provided herein, nothing herein will be construed as to grant the Receiving Party any right or license under any patent, copyright, trademark or any other right relating to the Evaluation Material.

3. Required Disclosure. In the event that the Receiving Party is requested or required by applicable law, rules of any stock exchange or stock market, regulation or legal process to disclose any of the Evaluation Material, the Receiving Party will notify the Disclosing Party promptly in writing of the existence, terms and circumstances surrounding such a request so that the Disclosing Party may seek a protective order or other appropriate remedy or, in the Disclosing Party’s sole discretion, waive compliance with the terms of this Schedule 2. The Receiving Party agrees to cooperate with the Disclosing Party to obtain a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or that the Disclosing Party waives compliance with the terms of this Schedule 2, the Receiving Party will (a) furnish only that portion of the Evaluation Material that it is advised by the written legal opinion of its counsel is legally required, (b) exercise its best efforts to obtain reliable assurance that the Evaluation Material will be accorded confidential treatment, and (c) give the Disclosing Party written notice and a copy of the information to be disclosed as far in advance of its disclosure as practicable.

4. No Representations or Warranties. Except as expressly provided in the Agreement outside of this Schedule 3, the Parties agree that:

(a)	a Disclosing Party has not made and is not making any representation or warranty, express or implied, as to the accuracy, usefulness or completeness of its Evaluation Material, including any projections, estimates, budgets, or information relating to the assets, liabilities, results of operations, conditions (financial or otherwise), customers, suppliers or employees of the Disclosing Party);

(b)	a Disclosing Party will not have any liability to the Receiving Party or any other Person resulting from the use of Evaluation Material, or any errors therein or omissions therefrom;

(c)	a Receiving Party is not entitled to rely on the accuracy, usefulness or completeness of any Evaluation Material and is only entitled to rely on the representations and warranties included in the Agreement, subject to the terms and conditions thereof; and

(d)	a Receiving Party may not pursue any Action against the Disclosing Party arising from or relating to the provision, directly or indirectly, of Evaluation Material (or the information contained therein) by the Disclosing Party to the Receiving Party.

5. Indemnification. Each Party, in acting as a Receiving Party:

(a)	agrees to indemnify and hold harmless the Disclosing Party and its Affiliates, successors and assigns from any Losses (including legal fees and the cost of enforcing this indemnity), as such Losses are incurred, arising out of or resulting from (a) any unauthorized use or disclosure of Evaluation Material by the Receiving Party or (b) any failure to comply with, or any breach of, this Schedule 2;

(b)	acknowledges that (i) Evaluation Material has substantial proprietary value for the Disclosing Party, (ii) money damages would be both incalculable and an insufficient remedy for any breach of this Schedule 2 by the Receiving Party and (iii) any such breach would cause the Disclosing Party irreparable harm; and

(c)	accordingly, agrees that in the event of any breach or threatened breach of this Schedule 2, the Disclosing Party, in addition to any other remedies at law, will be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

6. Securities Law Compliance. EASBY understands that (a) any Evaluation Material the EASBY Parties and their Representative receive may contain or constitute material non-public information concerning Two Rivers and (b) trading in Two Rivers Common Stock while in possession of material non-public information, or communicating that information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to trade in Two Rivers Common Stock, could subject the EASBY Parties and their Representatives to liability under U.S. federal and state securities laws and the rules and regulations promulgated thereunder, including Section 11(b) of the Exchange Act and Rule 10b-5 promulgated thereunder. EASBY agrees that the EASBY Parties and their Representatives and Affiliates will not trade in Two Rivers Common Stock (A) while in possession of material non-public information, or (B) at all until they can do so in compliance with all applicable laws and without breach of this Schedule 2.

Schedule 2-2